UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                            Baxter International Inc.
                                            One Baxter Parkway
                                            Deerfield, Illinois 60015

March 18, 2008

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Tuesday, May 6, 2008, at 10:30 a.m., Central Time, at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois. Registration will begin at 9:00 a.m., and refreshments will be served.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend in person, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Robert L. Parkinson, Jr.
Chairman of the Board
and Chief Executive Officer

                                            Baxter International Inc.
                                            One Baxter Parkway
                                            Deerfield, Illinois 60015

March 18, 2008

Notice of Annual Meeting of Shareholders

The 2008 Annual Meeting of Shareholders of Baxter International Inc. will be held at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois, on Tuesday, May 6, 2008 at 10:30 a.m., Central Time, for the following purposes:

1.	To elect five directors to hold office for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2008; and

3.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2. Shareholders of record at the close of business on March 7, 2008 will be entitled to vote at the meeting.

By order of the Board of Directors,

David P. Scharf
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2008

The Proxy Statement related to our 2008 Annual Meeting of Shareholders, our Annual Report to Shareholders for the year ended December 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2007 are available on our website at http://www.baxter.com/annualreport.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 6, 2008. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 18, 2008.

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 7, 2008 are entitled to vote. On that day, approximately 630,049,011 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	We offer our registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail, using the enclosed proxy card and return envelope.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the persons named as proxies will vote your shares FOR the election of the Board’s nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the persons named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

•	Nominees for director receiving the majority of votes cast (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm. On non-routine matters nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	Who will count the vote?

A:	Broadridge Financial Solutions, Inc. will tabulate votes and act as the Inspector of Election at the Annual Meeting.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Employee Stock Purchase Plan and any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If you are a current or former Baxter employee with shares credited to your account in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote your shares at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 28, 2008.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and annual report.

Proposal 1 — Election of Directors

Baxter’s Board of Directors currently consists of thirteen members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated the five current directors of Baxter whose terms expire at the 2008 Annual Meeting for re-election as directors.

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors appointed Wayne T. Hockmeyer, Ph.D. to serve as a director effective as of September 2007. Dr. Hockmeyer was recommended to the Corporate Governance Committee by an independent search firm. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2008 Annual Meeting. Unless proxy cards are otherwise marked, the persons named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below is information concerning the nominees for election as well as information concerning the current directors in each class continuing after the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2011)

Wayne T. Hockmeyer, Ph.D., age 63, has served as a Director of Baxter since September 2007. Dr. Hockmeyer was the founder of MedImmune, Inc., a healthcare company focused on the areas of infectious diseases, cancer and inflammatory diseases, and served as chairman and/or chief executive officer of MedImmune from 1988 to 2007. Prior to that, he was vice president of laboratory research and product development at Praxis Biologics Inc. and chief of the Department of Immunology at Walter Reed Army Institute of Research. Dr. Hockmeyer also serves as a director of Middlebrook Pharmaceuticals, Inc., GenVec Inc. and Idenix Pharmaceuticals Inc.

Joseph B. Martin, M.D., Ph.D., age 69, has served as a Director of Baxter since 2002. Dr. Martin serves as Professor of Neurobiology at Harvard Medical School. From July 1997 to July 2007, Dr. Martin served as Dean of the Harvard Faculty of Medicine. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. From 1978 to 1989, he was chief of the neurology department of Massachusetts General Hospital and Professor of Neurology at Harvard Medical School. Dr. Martin also serves as a director of Scientific Learning Corp.

Robert L. Parkinson, Jr., age 57, is Chairman of the Board, Chief Executive Officer and President of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the boards of directors of Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation as well as Loyola University Chicago’s Board of Trustees.

Thomas T. Stallkamp, age 61, has served as a Director of Baxter since 2000 and was appointed lead director in January 2004. Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc. a global provider of technology-driven engineering, business and specialized staffing services and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of BorgWarner Inc. and Honsel International Technologies S.A and a director and non-executive co-chairman of Asahi Tec Corporation.

Albert P.L. Stroucken, age 60, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass and plastics packaging company since December 2006 and as director since August 2005. From April 1998 to December 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from October 1999 to December 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Directors Continuing in Office (Term Expires 2009)

Walter E. Boomer, age 69, has served as a Director of Baxter since 1997. From 1997 until his retirement in April 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for targeted applications, focused on communications and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004 and continues as director. From 1994 to 1996, he served as Executive Vice President of McDermott International, Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service.

James R. Gavin III, M.D., Ph.D., age 62, has served as a Director of Baxter since 2003. Since September 2007, Dr. Gavin has been Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities. From March 2005 to September 2007, Dr. Gavin served as Executive Vice President for Clinical Affairs at Healing Our Village. Dr. Gavin has served as Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University since January 2005. From January 2006 to July 2007, Dr. Gavin served as President and CEO of MicroIslet, Inc., a biotechnology company focused on transplantation therapy for insulin treated diabetics. From July 2002 to January 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to July 2002 he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991, he was at the University of Oklahoma Health Sciences Center as a Professor and as Chief of the Diabetes Section and Acting Chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin also serves as a director of Amylin Pharmaceuticals, Inc. and Nuvelo Inc.

Peter S. Hellman, age 58, has served as a Director of Baxter since March 2005. Mr. Hellman served as President and Chief Financial and Administrative Officer of Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, from March 2004 until his retirement in January 2008. From February 2000 to March 2004, Mr. Hellman served as Executive Vice President and Chief Financial and Administrative Officer of Nordson Corporation. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which were President and Chief Operating Officer. Mr. Hellman also serves as a director of Qwest Communications International Inc. and Owens-Illinois, Inc.

K. J. Storm, age 65, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group from 1993 until his retirement in 2002. Mr. Storm is chairman of the Supervisory Board of KLM Royal Dutch Airlines, a member of the Supervisory Board of AEGON N.V. and PON Holdings B.V. and a member of the Board of InBev S.A. and Unilever N.V. and Plc.

Directors Continuing in Office (Term Expires 2010)

Blake E. Devitt, age 61, has served as a Director of Baxter since March 2005. Mr. Devitt retired in October 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner and Director, Pharmaceutical and Medical Device Industry Practice, from 1994 to 2004.

John D. Forsyth, age 60, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since April 2000 and Chief Executive Officer since August 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions including President and Chief Executive Officer.

Gail D. Fosler, age 60, has served as a Director of Baxter since 2001. Since 1989, Ms. Fosler has held several positions with The Conference Board, a global research and business membership organization. Ms. Fosler is currently President and Chief Economist of The Conference Board. Ms. Fosler is a director of Caterpillar Inc. as well as a member of The Conference Board’s Board of Trustees.

Carole J. Shapazian, age 64, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, she was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999. From 1997 to 1998, she served as Executive Vice President and President of Commercial Imaging for Polaroid.

Board of Directors

Baxter’s Board of Directors currently consists of thirteen members. The Board has determined that each of the following twelve current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards: Walter E. Boomer, Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D., Joseph B. Martin, M.D., Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 8 of this Proxy Statement for a discussion of Baxter’s independence standards.

During 2007, the Board held 9 meetings. All directors attended 84% or more of the aggregate meetings of the Board and Board committees on which they served and average attendance was in excess of 95%. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the annual meeting of shareholders, all but one of the company’s directors attended the annual meeting of shareholders held on May 1, 2007.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, and Public Policy Committee. Each committee consists solely of independent directors, as defined by the rules of the New York Stock Exchange, and is governed by a written charter. All committee charters are available on Baxter’s website at www.baxter.com under “Corporate Governance — Board of Directors — Committees of the Board” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Audit Committee

The Audit Committee is currently composed of Thomas T. Stallkamp (Chair), Blake E. Devitt, Peter S. Hellman, K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the New York Stock Exchange. The Board has determined that Messrs. Stallkamp, Devitt, Hellman, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Its duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual internal and external audits; (5) reviewing and discussing earnings press releases prior to their release; (6) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (7) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 10 times in 2007. The Audit Committee Report appears on page 37.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Walter E. Boomer, Carole J. Shapazian and Thomas T. Stallkamp. The Compensation Committee exercises the authority of the Board relating to employee benefit plans and is responsible for recommending to the Board compensation for the Chief Executive Officer and for determining the compensation of the other executive officers. The Compensation Committee may delegate its authority to subcommittees when appropriate. Its duties include: (1) making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity plans; and (5) making recommendations to the Board concerning director compensation. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. The Compensation Committee met 4 times in 2007. The Compensation Committee Report begins on page 34.

The Compensation Committee has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederick W. Cook & Co., Inc., as its compensation consultant. Additionally, Hewitt Associates assists the Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Committee’s decisions, but he does not decide or approve any compensation actions. During 2007, he advised the Committee Chairman on setting agenda items for Committee meetings; reviewed management proposals presented to the Committee; evaluated market data compiled by Hewitt Associates; and conducted a review of the structure and level of compensation for non-employee directors.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Walter E. Boomer (Chair), Blake E. Devitt, John D. Forsyth and Joseph B. Martin, M.D., Ph.D. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. Its duties include: (1) developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting of shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) reviewing at least annually the adequacy of Baxter’s Corporate

Governance Guidelines; (5) overseeing the succession planning process for management, including the Chief Executive Officer; (6) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; and (7) developing and implementing an annual process for evaluating Board and committee performance. The Corporate Governance Committee met 4 times in 2007.

Finance Committee

The Finance Committee is currently composed of K. J. Storm (Chair), Gail D. Fosler, James R. Gavin, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D. and Albert P.L. Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding: (1) proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions; (2) dividends; (3) results of the management of pension assets; and (4) risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met 6 times in 2007.

Public Policy Committee

The Public Policy Committee is currently composed of Gail D. Fosler (Chair), James R. Gavin III, M.D., Ph.D., Joseph B. Martin M.D., Ph.D. and Carole J. Shapazian. The Public Policy Committee is primarily concerned with the review of the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. Its duties include: (1) addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment; (2) overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Global Business Practice Standards; (3) reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and (4) reviewing and making recommendations on the company’s Government Affairs Program, including the company’s positions with respect to pending legislative and other initiatives. The Public Policy Committee met 4 times in 2007.

Corporate Governance

Director Independence

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter). Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by rules of the New York Stock Exchange.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for each of directors Fosler and Stroucken, the annual amount of purchases from the company where he or she serves as an executive officer by Baxter, and determined that the amount of purchases in each fiscal year was below two percent of the consolidated gross revenues of each of those companies during the companies’ last completed fiscal year. In addition, with respect to director Gavin, the Board considered the amount of Baxter’s payments to a tax exempt organization where he serves as an executive officer, and determined that Baxter’s payments constituted less than two percent of the organization’s annual consolidated gross revenues during the organization’s last completed fiscal year.

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Corporate Governance — Guidelines” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Global Business Practice Standards

Baxter has adopted a code of business conduct and ethics, called the Global Business Practice Standards, that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of its Global Business Practice Standards that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the company’s website, at www.baxter.com under “Corporate Governance.” Baxter’s Global Business Practice Standards are available on Baxter’s website at www.baxter.com under “Corporate Governance — Business Practices” and in print upon request by writing to: Business Practices, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Executive Sessions

The non-employee directors of the Board met in executive session without management at every regularly scheduled meeting during 2007 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent auditor and management. The Corporate Governance and Compensation Committees also meet in executive session as deemed appropriate.

Lead Director

Baxter’s lead director is currently Thomas T. Stallkamp. Pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp presides at all executive sessions of the Board and acts as the liaison between the non-management directors and the Chairman of the Board. In addition, the lead director serves as the contact person to facilitate communications by Baxter employees and shareholders directly with the non-management members of the Board. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.

Communicating with the Board of Directors

Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. The Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or national origin, age, and experience in business, government and education and in healthcare, science, technology and other areas relevant to the company’s activities are factors in the selection process. As a majority of the Board must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process.

Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its Chair determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.

Baxter’s Stock Ownership Guidelines for Executive Officers and Directors

Baxter’s stock ownership guidelines provide that the Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary and each of the other executive officers is required to achieve ownership of Baxter common stock valued at four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2007, each named executive officer has satisfied his or her stock ownership requirement, except for Mr. Davis who was appointed to his position in May 2006 and is expected to meet his stock ownership requirement within the applicable five-year period.

Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors. As of December 31, 2007, all of Baxter’s directors hold at least the required amount of common stock, except for Dr. Hockmeyer who was elected to the Board in September 2007 and is expected to satisfy the stock ownership requirement within the next year.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee has designed a compensation program that is straightforward and driven by a few key principles and objectives, with pay for performance being the most significant structural element of the program. The compensation package awarded to each named executive officer consists of a base salary, cash bonus and equity awards. Baxter also makes available limited perquisites, certain retirement and other benefits, and arrangements for post-termination compensation if appropriate.

Year in Review

Baxter reported net income for 2007 of $1.7 billion, or $2.61 per diluted share, an increase of 22% and 23%, respectively, over 2006. Due to the strong cash flow generated from the company’s operations in 2007, the company was able to invest $760 million in research and development and accelerate its business development activities. Baxter’s share price improved 27% during 2007 relative to the Standard and Poor’s 500 Health Care Index which rose 7% during the same period. This strong financial performance translated into enhanced compensation under our pay for performance program.

Mr. Parkinson received total compensation of $17.6 million for his service as Baxter’s Chief Executive Officer and Chairman of the Board in 2007, primarily driven by strong company and individual performance in 2007 and 2006 (as some awards were made in early 2007 based, in part, on 2006 performance). Mr. Parkinson’s 2007 compensation also reflects the Board’s annual review of competitive market data as well as a $2.29 million increase in his accumulated pension benefits largely because he was credited with two additional years of service in 2007 pursuant to his employment agreement. Mr. Parkinson’s compensation reflects the role he has played in the turnaround of the company since his arrival in 2004. As Chairman and Chief Executive Officer, he has been responsible for assembling a management team to address the challenges the company faced at the time of his arrival as well as the challenges that arise in the day-to-day operations of a company as large and diverse as Baxter.

Each of our other named executive officers received total compensation for his or her 2007 performance as follows: Mr. Davis, $2,816,972; Ms. Amundson, $4,676,268; Mr. Gatling, $4,316,872; and Mr. Greisch, $5,110,184. The compensation received by Ms. Amundson and Mr. Greisch reflects the strong performances of the segments of the business for which these officers were responsible during 2007. The amount of compensation received by Mr. Davis for his 2007 service as Chief Financial Officer was driven by Mr. Davis’s individual performance in 2007 and the Committee’s desire to move his compensation towards compensation commensurate with that which is paid to chief financial officers at companies in our peer group as he had completed a full year as Baxter’s Chief Financial Officer in May 2007. Mr. Gatling appears for the first time as a named executive officer in 2007, primarily due to the accelerated compensation cost recognized by the company related to his equity awards as he was retirement eligible at the time he received his 2006 and 2007 equity awards.

Consistent with past years, the most significant component of the total compensation paid to the named executive officers in 2007 was in the form of equity. The grant date fair value of the equity awards granted to Mr. Parkinson and the other named executive officers in 2007 represented approximately 65% of their overall compensation. We describe these grants below.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	Reward company and individual performance;

•	Drive the long-term financial performance of the company; and

•	Reflect the value of each officer’s position in the marketplace and within the company.

The objective of the program is to compensate our executive officers in a manner that is consistent with these principles, works to align the interests of management and shareholders, drives sustained and superior performance relative to our peers and motivates, retains and attracts executive talent.

Structure of Compensation Program

Pay for Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Annual performance against financial targets (earnings per share, sales and return on invested capital) drives the payout of cash bonuses. Baxter’s three-year growth in shareholder value relative to our peer group (as defined below) determines the payout under 50% of our equity awards, which are granted in the form of performance share units. Baxter’s common stock’s overall performance determines the value of the remainder, which is granted in the form of stock options. The Committee’s assessment (or the Board’s in the case of Mr. Parkinson) of how each officer performs his or her job impacts earned cash bonuses and equity awards.

Financial Targets

For both 2007 and 2006, the Committee selected earnings per share, sales and return on invested capital as the financial measures on which to assess the company’s performance for purposes of funding the cash bonus pool. The relative weight assigned to each of these measures was 50%, 25%, and 25%, respectively, for both 2007 and 2006. If each financial measure is met in a given year, then the cash bonus pool is funded at two times the target cash bonus for each executive officer covered by the bonus pool.

The Committee selected adjusted earnings per share (EPS) and sales, as these are of immediate interest to shareholders and are the primary two measures as to which Baxter regularly provides guidance to the market. Adjusted EPS is the most heavily weighted measure, as the Committee believes it is a straightforward measure of the company’s current ability to generate value that is well understood by shareholders. The table below provides our adjusted EPS and sales targets for 2007 and 2006 as well as our actual results in these years.

	2007			2006
			Achievement			Achievement
	Target	Actual	%	Target	Actual	%

Adjusted EPS(1)	$2.53	$2.79	110.3%	$2.11	$2.23	105.7%
Adjusted Sales (in millions)(2)	$10,552	$10,844	102.8%	$10,232	$10,243	100.1%

(1)	Adjusted EPS is earnings per share of $2.61 for 2007 and $2.13 for 2006, as calculated in accordance with generally accepted accounting principles (GAAP), after adjusting earnings for the following special items. Special items included for 2007 a $70 million charge for restructuring ($0.07 per share), a $56 million charge relating to litigation ($0.05 per share) and $50 million of charges relating to acquired in-process and collaboration research and development ($0.06 per share) and for 2006 a $76 million charge relating to infusion pumps ($0.10 per share).

(2)	Adjusted Sales is reported net sales of $11.3 billion for 2007 and $10.4 billion for 2006, as calculated in accordance with GAAP, as adjusted for foreign currency fluctuations calculated using budgeted exchange rates.

The adjustments made to EPS for special items in 2007 and 2006 were the same adjustments made when Baxter publicly announced its 2007 results — that is, the company used the same adjusted EPS measure for compensation that was used in announcing financial results. Net sales is adjusted by removing the impact of foreign currency fluctuations using budgeted exchange rates for the same reason that Baxter announces results against sales guidance excluding the impact of foreign currency fluctuations — that is, it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target.

Return on invested capital (ROIC) is the internal cash earnings measure that the company uses to assess how effectively it is allocating and utilizing capital in its operations. ROIC is calculated by dividing cash flows from operations (excluding the impact of interest expense) by average invested capital. Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings; however, for years 2007 and 2006, Baxter achieved 104.7% and 114.7% of its respective ROIC targets. The Committee selected ROIC as the third measure in order to balance the more immediate EPS and sales goals, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. Improving ROIC requires disciplined management of working capital and is inherently challenging because of the measure’s focus on cash flows as opposed to book earnings. As the company becomes more profitable it becomes more difficult to show significant ROIC improvement due to the impact of increases in retained earnings on the denominator of the measure — that is, as the denominator grows the company is required to generate more cash flows from operations than in the prior year to improve its ROIC. As discussed above under “Year in Review”, Baxter reported net income for 2007 of $1.7 billion, an increase of 22% over 2006.

The historical data below on company performance and cash bonus funding percentages during the past five years provides additional perspective as to how difficult the financial targets are to achieve overall and how appropriately these targets measure the company’s overall performance. Set forth below is a graph showing the bonuses paid to named executive officers (taken as a group) as a percentage of the cash bonus targets for such named executive officers during each of the past five years.

The following graph compares the change in Baxter’s cumulative total shareholder return (including reinvested dividends) on Baxter’s common stock with the Standard & Poor’s 500 Composite Index and the Standard and Poor’s 500 Health Care Index during each of the past five years.

Performance Against Our Peers

As a healthcare company, Baxter operates in an ever-changing environment. Accordingly, encouraging our officers to focus on the long-term performance of the company is particularly important to Baxter. The performance share units that were awarded to named executive officers in March 2007 were designed to reward strong long-term performance by the company against the healthcare companies in our peer group (as defined below). These grants focus on the healthcare companies in our peer group, as these are the primary companies with which Baxter competes for talent, investor capital and market position.

The payout of shares of Baxter common stock resulting from the vesting of the performance share units granted in 2007 will be based on Baxter’s change in total shareholder value versus the change in total shareholder value of the healthcare companies included in Baxter’s peer group during the three-year performance period commencing with the year in which the performance share units are awarded (January 1, 2007 — December 31, 2009). Growth in shareholder value will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Days of the Performance Period
minus Average Closing Stock Price Over the Last Twenty Days Immediately
Preceding the Commencement of the Performance Period
plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Days Immediately Preceding the Commencement of the Performance Period

The performance share units will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table set forth below shows how the company’s growth in shareholder value against peers correlates with the 0% to 200% range of payouts.

Performance	Payout

Below 25th Percentile Rank	0%
25th Percentile Rank	25%
60th Percentile Rank	100%
75th Percentile Rank	150%
85th Percentile Rank or Above	200%

The performance share units will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. For example, if Baxter performs at a 40th percentile rank, each named executive officer would receive the number of shares equal to 57% of his or her award of performance share units. As it is possible that there will be no payout under the performance share units, these awards are completely “at-risk” compensation. Further, in order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options and restricted stock units that have been granted to the named executive officers.

Individual Performance

The Committee (or the full Board in the case of Mr. Parkinson) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The assessment of individual performance is inherently subjective. Essentially the Committee (or the Board in the case of Mr. Parkinson) assesses how well an officer fulfilled his or her obligations in the past year. This assessment includes consideration of how well the operations for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of Mr. Parkinson) evaluates in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Consideration is given in these discussions for not only whether an objective was met but also how the objective was met and at what cost the objective was met relative to the officer’s other responsibilities. Mr. Parkinson’s goals and his self-evaluation are reviewed with the Committee and the full Board. Mr. Parkinson reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Committee. The goals set for each named executive officer for 2007 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Parkinson had 60 performance goals for 2007 covering the following areas: financial performance, organizational development/human resources, corporate strategy/business development, innovation/R&D, quality/regulatory, operational excellence, board relations/governance, constituent relations and leadership. The adjustments that are made to such officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer has achieved. The Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interest of the company and its shareholders.

Instead the Committee (or the Board in the case of Mr. Parkinson) uses this information to facilitate a discussion of each officer’s performance and then makes adjustments to cash bonuses and equity grants on a discretionary basis.

Our Peer Group and Use of Peer Group Data

Use of survey data from Baxter’s peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps us to ensure that the compensation is market competitive in order to retain and attract talent. We use data from companies that the Committee has selected as comparable companies (collectively, our “peer group”) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyze company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data we obtained regarding companies in our peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If survey data is not available for a particular officer’s position at the company, such as Mr. Gatling’s position, the Committee sets an officer’s compensation targets at levels that are competitive with other officers at Baxter based on the Committee’s view of where such officer should fall within the hierarchy of the organization.

Baxter’s use of peer group data is consistent among the named executive officers in that the baseline (i.e. percentile target) that is set for an element of compensation applies to all officers regardless of position. However, differences in the compensation paid to comparable officers at companies in our peer group do result in higher target amounts for officers depending on their position. For example, the compensation targets set for Mr. Parkinson based on peer group data are significantly higher than those set for any of the other named executive officers despite being set using the same methodology. In general, Mr. Parkinson’s compensation is significantly higher than the compensation we pay to any of the other executive officers as his responsibilities and obligations at Baxter are significantly greater than those of any of the other named executive officers.

Since October 2006, our peer group has included other companies of similar size and selected healthcare peers. These selected healthcare peers include all of the companies in the Standard & Poor’s 500 Health Care Index for which data is available, except for distribution companies, insurance providers, hospitals, nursing homes and consultants and pure drug discovery and development companies. The target peer group is comprised of approximately 120 companies (of which approximately 35 are healthcare companies). The actual number of companies in our peer group fluctuates from year to year based on the number of companies for which information is available to Hewitt Associates.

As discussed above under “Pay for Performance — Performance Against Our Peers”, payouts under the performance share units granted in 2007 will be determined based on Baxter’s change in total shareholder value versus the change in total shareholder value of the healthcare companies included in our peer group. As of December 31, 2007, the healthcare companies that will be used to determine the payout under the performance share units granted in 2007 are set forth below.

Abbott Laboratories	Forest Laboratories, Inc.	PerkinElmer, Inc.
Allergan, Inc.	Genzyme Corporation	Pfizer Inc.
Amgen Inc.	Gilead Sciences, Inc.	Quest Diagnostics Incorporated
Applera Corporation	Hospira, Inc.	Schering-Plough Corporation
Barr Pharmaceuticals, Inc.	Johnson & Johnson	St. Jude Medical, Inc.
Becton, Dickinson and Company	Laboratory Corporation of America Holdings	Stryker Corporation
Biogen IDEC Inc.	King Pharmaceuticals, Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Medtronic, Inc.	Waters Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.	Watson Pharmaceuticals, Inc.
Celgene Corporation	Millipore Corporation	Wyeth
C.R. Bard, Inc.	Mylan Inc.	Zimmer Holdings, Inc.
Eli Lilly and Company

Elements of Executive Compensation

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For 2007 and 2006, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in our peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus, the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee considered for 2007 and 2006 base salaries included how long an officer has been at Baxter and in his or her current role, the impact of his or her position on the company’s results and how such officer’s role fits within the hierarchy of the organization. The Committee used its discretion to set Mr. Davis’s 2006 base salary at a level lower than what was competitive with the 50th percentile of our peer group as he was new to both his role and Baxter, having been appointed to serve as Chief Financial Officer in May 2006 after having joined Baxter as Treasurer in November 2004. Accordingly, the increase in his base salary in 2007 over 2006 was made to move his base salary towards compensation commensurate with the compensation paid to similarly situated officers at peer companies. Base salaries for all of the other named executive officers were at, or modestly below, the 50th percentile of salaries paid to comparable officers in our peer group.

Cash Bonuses

Cash bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment of how well an officer performed his or her role during the applicable year.

Target Setting

For 2007 and 2006, cash bonus targets for all named executive officers (other than Mr. Davis) were set within a range that is competitive with the 60th percentile of cash bonuses paid to comparable officers at companies in our peer group. As the ultimate payout of a cash bonus is driven primarily by achievement of financial targets, the Committee sets the target amounts at the 60th percentile to further motivate officers to meet the financial targets. The Committee has the discretion to adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role, how the officer’s role fits within the hierarchy of the organization and how the officer’s base salary has increased historically. The last factor is relevant as our peer group data is in the form of a multiple of an officer’s base salary. If an officer received a significant increase in his or her base salary that was above the 50th percentile target, such officer would then receive a more significant cash bonus target which would effectively be higher than the 60th percentile bonus target. The Committee used its discretion to set Mr. Davis’s target cash bonus at 80% of his salary, which was less than the 90% that would have been competitive with the 60th percentile, given that he had been newly promoted to Chief Financial Officer in May 2006. Cash bonus targets for all of the other named executive officers were at the 60th percentile of cash bonuses paid to comparable officers in our peer group.

Determination of 2007 Payouts

As the company met each of its financial targets for its 2007 performance, the bonus pool was funded at two times the target cash bonus for each executive officer covered by the bonus pool. The Committee then used “negative discretion” to determine the actual cash bonus amount that was paid to each named executive officer. The “negative discretion” that was used took into account the Committee’s view of how well each officer performed his or her responsibilities during 2007. More specifically, each officer’s cash bonus was adjusted to 145% of target based on how the company performed against each of its 2007 financial targets and the relative weighting of these targets. Based on the Committee’s assessment of each officer’s performance, each officer’s cash bonus target was adjusted further upward in a range of 115% to 140%. Mr. Greisch was at the high end of this range with a 140% upward adjustment due to his strong performance overseeing our international operations during a year in which more than 55% of our revenues were generated outside of the United States. Ms. Amundson was at the high end of this range with a 140% upward adjustment due to her performance as President of BioScience, the company’s highest-performing segment in 2007. Mr. Davis received an upward adjustment of 130% due to his contributions to the company’s strong financial performance in 2007. Mr. Gatling received an upward adjustment of 115% to reflect his 2007 performance as Corporate Vice President, Global Manufacturing and Supply Chain, a function that is responsible for the manufacturing operations of our Medication Delivery and Renal segments, both of which performed well in 2007 but not at the level of the BioScience segment. Mr. Parkinson was paid a cash bonus of $3,000,000, which included an upward adjustment of 117%. This amount was determined taking into account the company’s strong financial performance in 2007, Mr. Parkinson’s contributions to this performance as well as his other leadership contributions (as discussed above under “Year in Review”), and the limitations on the tax-deductibility of compensation paid by the company under Section 162(m) of the Internal Revenue Code of 1986, as amended. For more information on how performance was assessed, see “Pay for Performance — Financial Targets and — Individual Performance” above. The Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the market place.

Equity Awards

Equity awards are the most significant components of each named executive officer’s compensation package. We emphasize equity awards to motivate our named executive officers to drive the long-term performance of the company and to align their interests with those of our shareholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders. We further this alignment by requiring officers to satisfy the stock ownership guidelines discussed above under “Corporate Governance — Baxter’s Stock Ownership Guidelines for Officers and Directors.”

Structure of Equity Compensation Program

In February 2007, the Committee restructured the equity compensation program. The Committee decided that the annual equity grants to executive officers would be made up of performance share units and stock options as opposed to restricted stock units and stock options. The proportion of stock options was also reduced from 70% to 50%. The replacement of restricted stock units with performance share units was driven by the Committee’s belief that as the recipients of these awards have the most responsibility for Baxter’s performance, the payout of a portion of their equity awards should be completely “at-risk.” As there are factors beyond the control of the officers that affect the company’s performance as measured against its peers, the Committee did retain stock options as an annual grant to recognize that it is in the best interest of the company to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at Baxter, and will only have value as long as Baxter’s value continues to increase from the date of grant. The reduction in stock options in 2007 was influenced by market data that showed that companies are shifting away from stock options in favor of alternative performance-based awards and the Committee’s judgment regarding the appropriate balance between absolute and relative shareholder value in our executive officers’ total rewards.

2007 Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer during the 2007 annual grant process, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in our peer group. This review focused on how much equity should be granted to each officer in order to be competitive with the 60th percentile of equity awards provided to officers at companies in our peer group. The Committee (or the Board in the case of Mr. Parkinson) set targets that were above the median to motivate officers to outperform the other healthcare companies in our peer group and to reflect the significant at-risk component of this element. In determining the actual amounts of the grants, the Committee (or the Board in the case of Mr. Parkinson) then used its discretion to increase each named executive officer’s 2007 target grant by 20% (or 10% in the case of Mr. Gatling). The adjustments primarily reflected the Committee’s expectations of such officer’s future contributions to the company and assessment of such officer’s individual performance. Mr. Gatling’s adjustment reflects the relationship of his role to the Medication Delivery and Renal segments of the business, both of which performed well in 2006 but did not perform as well as the BioScience segment.

In addition to the annual grants described above, each of the named executive officers (other than Mr. Parkinson) received a one-time transitional award of restricted stock units as a result of restructuring the equity program in 2007. Under the former program, equity grants would have reflected the performance of Baxter against its peers in the immediately preceding year as measured by its total shareholder return against the total shareholder return of the Standard and Poor’s 500 Health Care Index. With the new design, the payouts under the equity awards that replaced restricted stock units (performance share units) are impacted by the future performance of the company as measured by Baxter’s growth in shareholder value as compared to the growth in shareholder value of the healthcare companies in our peer group. The Committee granted these transitional awards to reward the named executive officers for the company’s strong 2006 performance (which would not have otherwise been captured in the company’s equity award design while the company transitioned to the new plan design in 2007). The number of restricted stock units in this transitional award was determined by estimating the value of the additional equity awards that the officers would have received under the former program and then dividing this value in half.

Perquisites

Baxter provides a very limited range of perquisites to our named executive officers. Baxter permits personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer and any such aircraft usage is reviewed annually by the Committee. Baxter also pays for an annual physical exam for executive officers and believes this practice to be in the best interest of the company and its shareholders as the health of an officer is critical to an officer’s performance. In 2007, no named executive officer had perquisites in excess of $5,000.

Retirement and Other Benefits

Baxter allows the named executive officers to participate in a pension program and deferred compensation plan in order to provide compensation that is reflective of such officers’ value in the market as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company.

As of April 2007, Mr. Parkinson had been employed by Baxter for three years, and as a result he received an additional two years of service (five years in total) under the pension program based on the terms of his employment agreement. The employment agreement further specifies that if Mr. Parkinson remains employed by Baxter for five years, he will receive two additional years of service (nine years in total). This additional service is credited under the supplemental pension plan. Mr. Parkinson’s employment agreement also provides that he is eligible for unreduced early retirement upon vesting with a normal offset for benefits received under the pension program. This additional service credited in 2007 accounted for approximately 78% of the change in Mr. Parkinson’s accumulated pension value between December 31, 2006 and 2007. The other named executive officers participate in the pension program to the same extent and on the same terms as any other eligible Baxter employee. The distinction between the pension benefits available to Mr. Parkinson versus the other named executive officers is consistent with his level of responsibility within the company and how his position is valued in the market as determined at the time his agreement was negotiated. A more detailed discussion of the pension program is provided under the caption “Pension Benefits” on page 27 of this Proxy Statement. Each of the named executive officers also is eligible to participate in Baxter’s deferred compensation plan (which permits the officer to defer the receipt of covered compensation and receive a 3% company match, which will increase to 3.5% in 2008), the terms of which are more fully described under the caption “Nonqualified Deferred Compensation” on page 29 of this Proxy Statement.

Post-Termination Compensation

Named executive officers may receive certain payments in the event that Baxter undergoes a change of control and the officer ceases to be employed by the company — that is, subject to a “double trigger.” Mr. Parkinson would receive payments under his employment agreement and the other named executive officers would receive payments under their severance agreements. Providing for payments in a change of control situation is consistent with market practice and helps ensure that if a change of control is in the best interest of the shareholders, the officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In addition to change of control payments, Mr. Parkinson would receive certain payments in the event he is terminated for any reason (other than for cause). We believe that compensating Mr. Parkinson in these additional circumstances is appropriate in light of the value of his position in the market place, including as reflected in the negotiations accompanying our hiring of Mr. Parkinson pursuant to his employment agreement. In consideration for these benefits, Mr. Parkinson and the named executive officers have agreed not to compete, directly or indirectly, with the company for two years from the date of his or her termination. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Committee did not believe that such benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2007, please refer to the information under the caption “Potential Payments Upon Termination Following A Change-in-Control” on page 29 of this Proxy Statement.

Summary Compensation Table

The following table shows for the years ended December 31, 2007 and 2006 the compensation provided by Baxter and its subsidiaries to its Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers. The five individuals identified in the Summary Compensation Table are referred to as the “named executive officers” throughout this Proxy Statement.

						Change in
						Pension
						Value and
					Non-Equity	Non-qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert L Parkinson, Jr.,	2007	$1,296,153	$3,765,572	$7,077,052	$3,000,000	$2,288,783	$153,158	$17,580,718
Chairman and Chief Executive Officer	2006	1,190,769	1,526,450	7,036,639	3,000,000	691,998	136,187	13,582,043
Robert M. Davis,	2007	506,615	692,161	719,208	793,585	46,812	58,591	2,816,972
Corporate Vice President, Chief Financial Officer(6)	2006	359,331	146,800	386,154	540,960	22,647	40,641	1,496,533
Joy A. Amundson,	2007	523,077	1,218,711	1,820,915	907,410	112,036	94,119	4,676,268
Corporate Vice President and President, BioScience	2006	508,053	586,894	1,423,160	773,214	86,035	78,118	3,455,474
J. Michael Gatling,	2007	376,154	1,669,653	1,300,536	475,238	436,968	58,323	4,316,872
Corporate Vice President, Global Manufacturing and Supply Chain(7)	2006	345,923	429,661	776,326	403,788	224,403	39,787	2,219,888
John J. Greisch,	2007	595,165	1,288,708	1,888,496	1,089,050	141,068	107,697	5,110,184
Corporate Vice President and President, International(6)	2006	564,000	613,031	1,630,851	938,952	113,422	79,103	3,939,359

(1)	Amounts shown in this column relate to restricted stock, restricted stock units and performance share units granted under the company’s equity compensation program during 2005, 2006 and 2007. The amounts are valued based on the compensation cost recognized by the company during the applicable year under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123-R). Generally, FAS 123-R requires the full grant date fair value of an award to be amortized and recognized over the service period that relates to the award. However, if an award that continues to vest upon the retirement of a recipient is granted to a recipient who was retirement eligible on the grant date or became retirement eligible during the service period, the amortization schedule is adjusted. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 (our Annual Report) for a discussion of how the fair value of restricted stock, restricted stock units and performance share units is calculated under FAS 123-R. For further information on these awards, see the Grants of Plan-Based Awards table and the accompanying narrative under “Description of Certain Awards Granted in 2007” on page 22 of this Proxy Statement.

(2)	Amounts shown in this column relate to stock options granted under the company’s equity compensation program during the years 2003 through 2007. The amounts are valued based on the compensation cost recognized by the company during the applicable year under FAS 123-R. Generally, FAS 123-R requires the full-grant date fair value of an award to be amortized and recognized over the service period that relates to the award. However, if an award that continues to vest upon the retirement of a recipient is granted to a recipient who was retirement eligible on the grant date or became retirement eligible during the service period, the amortization schedule is adjusted. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 (our Annual Report) for a discussion of the relevant assumptions used in calculating the compensation cost under FAS 123-R. For further information on these awards, see the Grants of Plan-Based Awards table and the accompanying narrative under “Description of Certain Awards Granted in 2007” on page 22 of this Proxy Statement.

(3)	Amounts shown in this column represent cash bonuses paid for 2007 performance under our officer bonus program. The methodology applied in determining these bonus amounts is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 16 of this Proxy Statement.

(4)	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our pension plan and supplemental pension plan. Pursuant to the terms of his employment agreement, Mr. Parkinson received an additional two years of service under the pension plan in April 2007 as he recognized the third anniversary of his employment with the company during that month. For more information on this pension benefit, see “Employment Agreement with Chairman and Chief Executive Officer” below.

(5)	Amounts shown in this column for 2007 are disclosed in the table below.

		Tax			Deferred
		Gross-		401(k)	Compensation	Life
	Perquisites	Ups	Dividends	Contributions	Contributions	Insurance
	(A)	(B)	(C)	(D)	(E)	(F)	Total

Mr. Parkinson	—	—	$144,275	$6,750	—	$2,133	$153,158
Mr. Davis	$4,150	$766	23,401	6,750	$22,856	668	58,591
Ms. Amundson	—	—	56,712	6,750	29,711	946	94,119
Mr. Gatling	—	—	35,208	6,750	15,596	769	58,323
Mr. Greisch	3,082	782	58,892	6,750	37,081	1,110	107,697

(A)	Represents the incremental cost to Baxter of providing annual physical exams to named executive officers.

(B)	Represents the reimbursement by the company of tax payments related to annual physical exams. We reimburse officers for these tax payments as an incentive to encourage officers to receive annual physical exams.

(C)	Represents dividends paid on restricted stock and dividend equivalent payments on restricted stock units and performance share units held by the named executive officers.

(D)	Represents contributions made by the company to Baxter’s tax-qualified section 401(k) profit sharing plan on behalf of each of the named executive officers.

(E)	Represents contributions made by the company to Baxter’s deferred compensation plan on behalf of each of the named executive officers.

(F)	Represents the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers. The company incurs these costs for all of its employees as a result of U.S. tax regulations.

(6)	Effective May 17, 2006, Mr. Davis was elected to succeed Mr. Greisch as Corporate Vice President and Chief Financial Officer, and Mr. Greisch was elected to serve as Corporate Vice President and President, International. Prior to May 17, 2006, Mr. Davis served as Corporate Vice President and Treasurer.

(7)	As Mr. Gatling was considered retirement eligible at the time he received his 2006 and 2007 equity awards, the amortization of the compensation cost related to his equity awards was accelerated. Because his 2007 awards would continue to vest on their original vesting schedule upon his retirement, he would be entitled to retain these awards following his retirement. Accordingly, the unamortized compensation cost for these awards was recognized in 2007. As his 2006 awards would continue to vest for a period of one year from the date of his retirement, Mr. Gatling would need to remain employed with Baxter for twenty-four months from the date of grant to be able to retain these awards following his retirement. Accordingly, the cost related to these awards was amortized over a twenty-four month period rather than a thirty-six month period.

Grants Of Plan-Based Awards

		Estimated Possible Payouts
		Under Non-Equity Incentive			Estimated Future Payouts
		Plan Awards			Under Equity Incentive Plan Awards
								All
								Other
								Stock
								Awards:	All Other
								Number	Option
								of	Awards:	Exercise	Grant Date
								Shares	Number of	or	Fair Value
								of	Securities	Base Price	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	of Option	Option
		($)	($)	($)	(#)	(#)	(#)	Units	Options	Awards	Awards
Name	Grant Date	(1)	(2)	(1)	(3)	(3)	(3)	(#)	(#)	($/Sh)	(4)
Mr. Parkinson	2/13/2007	—	$1,765,800	—
	3/15/2007								384,000	$51.21	$4,852,681
	3/15/2007				28,500	114,000	228,000				7,346,464
Mr. Davis	2/12/2007	—	421,000	—
	3/15/2007								76,800	51.21	970,536
	3/15/2007							6,400			327,744
	3/15/2007				5,700	22,800	45,600				1,469,293
Ms. Amundson	2/12/2007	—	447,000	—
	3/15/2007								76,800	51.21	970,536
	3/15/2007							10,600			542,825
	3/15/2007				5,700	22,800	45,600				1,469,293
Mr. Gatling	2/12/2007	—	285,000	—
	3/15/2007								44,000	51.21	556,036
	3/15/2007							5,300			271,413
	3/15/2007				3,300	13,200	26,400				850,643
Mr. Greisch	2/12/2007	—	535,000	—
	3/15/2007								88,800	51.21	1,122,182
	3/15/2007							10,600			542,826
	3/15/2007				6,300	25,200	50,400				1,623,955

(1)	There is no threshold amount for cash bonuses. Even if the company meets each financial target, the Committee (or the Board in the case of Mr. Parkinson) may use negative discretion and decline to pay an officer a bonus for his or her performance. To ensure the maximum tax deduction possible for the company under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum bonus that could be paid to any officer for 2007 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Parkinson) and (ii) $3 million.

(2)	Represents the target bonus set for 2007 under our officer bonus program. The actual cash bonus paid to each named executive officer for his or her 2007 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table.

(3)	The amounts set forth under “Threshold”, “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the performance share units granted in March 2007 if Baxter’s growth in shareholder value compared to the growth in shareholder value of the healthcare companies in its peer group is at the 25th, 60th and 85th percentile, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Our Peers” on page 13 of this Proxy Statement.

(4)	Represents the grant date fair value as measured under FAS 123-R of the stock options, restricted stock units and the target amount of performances share units awarded under our equity compensation program during 2007 and further described below.

Description of Certain Awards Granted in 2007

Performance Share Units.  Each named executive officer received a performance share unit grant in March 2007. The threshold, target and maximum payouts that each officer could receive under his or her award is disclosed under the Estimated Future Payouts Under Equity Incentive Plan column in the Grants of Plan-Based Awards table above. The payout amounts under these awards will be earned based on Baxter’s growth in shareholder value relative to the growth in shareholder value of the healthcare peers included in Baxter’s peer group during the three-year performance period commencing on January 1, 2007. The payout of shares of Baxter common stock will range from 0% to 200% of the number of performance share units awarded. If an officer ceases to be employed at Baxter during the performance period (other than due to death, disability or retirement), such officer will forfeit any payout under his or her performance share units. However, if an officer who is “retirement eligible” (meaning he or she is at least 65 years of age, or at least 55 years of age with at least 10 years of service) retires after December 31, 2007, then his or her performance share units will remain eligible for payout at the end of the performance period. Mr. Gatling is the only named executive officer who was retirement eligible on the grant date associated with his performance share units. Officers have no rights of a shareholder with respect to the performance share units until the performance period is complete, other than the right to receive cash payments equal to dividends paid on shares of Baxter common stock to the same extent as if each performance share unit was a share of common stock. For more information about these awards see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Our Peers” on page 13 of this Proxy Statement. These grants are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns in the Grants of Plan-Based Awards table above.

Stock Options.  Each named executive officer received a stock option grant in March 2007. These stock options vest one-third per year over a three-year period. The exercise price of each stock option awarded by Baxter to its executive officers under our incentive compensation programs is the closing price of our common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will expire on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. However, if an officer who is retirement eligible (as defined above) retires after December 31, 2007, then his or her stock options will continue to vest based upon their original vesting schedule. Mr. Gatling is the only named executive officer who was retirement eligible on the date his stock options were granted to him. Each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the All Other Option Awards column in the Grants of Plan-Based Awards table above.

Restricted Stock Units.  Each named executive officer (other than Mr. Parkinson) received a one-time transitional award of restricted stock units in March 2007 as a result of the restructuring of Baxter’s equity compensation program in 2007. These restricted stock units vest one-third per year over a three-year period. Officers have no rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting, other than the right to receive cash payments equal to dividends paid on shares of Baxter common stock to the same extent as if each restricted stock unit was a share of common stock. If an officer ceases to be employed at Baxter during the vesting period (other than due to death, disability or retirement), such officer will forfeit his or her restricted stock units. However, if an officer who is retirement eligible (as defined above) retires after December 31, 2007, then his or her restricted stock units will continue to vest based upon their original vesting schedule. Mr. Gatling is the only named executive officer who was retirement eligible on the date his restricted stock units were granted to him. These grants are reflected in the All Other Stock Awards column in the Grants of Plan-Based Awards table above.

Employment Agreement with Chairman and Chief Executive Officer

Baxter and Robert L. Parkinson, Jr. entered into an employment agreement on April 19, 2004 in connection with Mr. Parkinson’s appointment as Chairman and Chief Executive Officer of Baxter. There are no other employment agreements between Baxter and its named executive officers.

Pursuant to an automatic day-to-day extension, the agreement has a two-year term (subject to earlier termination as described below). Mr. Parkinson is to receive an annual base salary of not less than $1,100,000, subject to possible increase by the independent directors of the Board. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. In addition to these benefits, the agreement provides that if Mr. Parkinson remains employed for at least three years (which he achieved in 2007), his pension benefit will be determined as if he had completed five years of service, and if he remains employed for at least five years, his pension benefit will be determined as if he had completed nine years of service (an additional four years credited, including the additional two year credited in 2007). This additional service is credited under the supplemental pension plan. The agreement also provides that if Mr. Parkinson retires after his pension benefit is vested but before he is eligible for an unreduced early retirement benefit, he will receive payments under the supplemental pension plan equal to the difference between an unreduced pension benefit and his actual benefits received under the pension plan.

In consideration for his employment at Baxter, Mr. Parkinson will not compete with the company, directly or indirectly, for a period of two years after the termination of his employment. Mr. Parkinson has also agreed not to solicit or attempt to solicit any customer or supplier of the company nor solicit, persuade or induce any individual who is employed by the company or its subsidiaries to terminate such employment or enter into an employment relationship with another entity.

The agreement provides for certain payments in the event of Mr. Parkinson’s death, permanent disability, termination for cause, constructive discharge or termination following a change in control or non-renewal of his agreement. For more information about these payments, please see “Potential Payments Upon Termination Following A Change-in-Control — Our Chairman and Chief Executive Officer” on page 29 of this Proxy Statement.

Outstanding Equity Awards At Fiscal-Year End

	Option Awards				Stock Awards
							Equity
							Incentive Plan
							Awards:
							Number of	Equity Incentive
	Number of	Number of			Number of		Unearned	Plan Awards:
	Securities	Securities			Shares or	Market Value	Shares, Units	Market or Payout
	Underlying	Underlying			Units of	of Shares or	or Other	Value of Unearned
	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock	Rights That	Shares, Units or
	Options (#)	Options (#)	Exercise	Expiration	Have Not	That Have	Have Not	Other Rights That
Name	Exercisable	Unexercisable(1)	Price($)	Date	Vested (#)(2)	Not Vested ($)	Vested (#)(3)	Have Not Vested ($)

Mr. Parkinson	650,000		$31.72	4/18/2014	65,813	$3,820,445	228,000	$13,235,400
		750,750	34.85	3/13/2015
		546,000	38.35	3/14/2016
		384,000	51.21	3/15/2017
Mr. Davis		25,000	34.85	3/13/2015	15,434	895,944	45,600	2,647,080
		45,000	38.35	3/14/2016
		35,000	36.99	5/17/2016
		76,800	51.21	3/15/2017
Ms. Amundson	60,000		30.32	8/1/2014	37,600	2,182,680	45,600	2,647,080
		180,000	34.85	3/13/2015
		180,000	38.35	3/14/2016
		76,800	51.21	3/15/2017
Mr. Gatling	36,792		29.21	11/14/2008	26,738	1,552,141	26,400	1,532,520
	28,220		32.38	2/13/2009
	36,792		31.45	11/13/2009
	62,500		41.34	11/12/2010
	90,300		41.34	11/12/2010
	17,500		41.34	11/12/2010
	72,240		49.54	11/25/2011
	40,500		30.06	11/16/2012
	45,000		27.13	11/18/2013
		78,750	34.85	3/13/2015
		75,000	38.35	3/14/2016
		44,000	51.21	3/15/2017
Mr. Greisch	21,000		53.70	5/31/2012	38,350	2,226,218	50,400	2,925,720
	18,900		30.06	11/16/2012
	22,050		27.13	11/18/2013
	60,000		34.51	6/30/2014
		195,000	34.85	3/13/2015
		180,000	38.35	3/14/2016
		88,800	51.21	3/15/2017

(1)	Mr. Parkinson’s stock options vest as follows: 750,750 on March 14, 2008; 128,000 on March 15, 2008; 546,000 on March 14, 2009; 128,000 on March 15, 2009; and 128,000 on March 15, 2010. Mr. Davis’s stock options vest as follows: 25,000 on March 14, 2008; 25,600 options on March 15, 2008; 45,000 on March 14, 2009; 25,600 on March 15, 2009; 35,000 on May 17, 2009; and 25,600 on March 15, 2010. Ms. Amundson’s stock options vest as follows: 180,000 on March 14, 2008; 25,600 on March 15, 2008; 180,000 on March 14, 2009; 25,600 on March 15, 2009; and 25,600 on March 15, 2010. Mr. Gatling’s stock options vest as follows: 78,750 on March 14, 2008; 14,666 on March 15, 2008; 75,000 on March 14, 2009; 14,667 on March 15, 2009; and 14,667 on March 15, 2010. Mr. Greisch’s stock options vest as follows: 195,000 on March 14, 2008; 29,600 on March 15, 2008; 180,000 on March 14, 2009; 29,600 on March 15, 2009; and 29,600 on March 15, 2010.

(2)	Mr. Parkinson’s restricted stock units vest as follows: 46,313 on March 14, 2008 and 19,500 on March 14, 2009. Mr. Davis’s restricted stock units vest as follows: 3,267 on March 14, 2008; 2,133 on March 15, 2008; 1,833 on May 17, 2008; 2,100 on March 14, 2009; 2,133 on March 15, 2009; 1,834 on May 17, 2009 and 2,134 on March 15, 2010. Ms. Amundson’s restricted stock units vest as follows: 18,000 on March 14, 2008; 3,533 on March 15, 2008; 9,000 on March 14, 2009; 3,533 on March 15, 2009; and 3,534 on March 15, 2010. Mr. Gatling’s restricted stock and restricted stock units vest as follows: 7,688 on March 14, 2008; 1,766 on March 15, 2008; 3,750 on March 14, 2009; 10,000 on May 9, 2009; 1,767 on March 15, 2009 and 1,767 on March 15, 2010. Mr. Greisch’s restricted stock units vest as follows: 18,750 on March 14, 2008; 3,533 on March 15, 2008; 9,000 on March 14, 2009; 3,533 on March 15, 2009 and 3,534 on March 15, 2010. The market value of these shares of restricted stock and unvested restricted stock units is based on the closing price of Baxter common stock on December 31, 2007 ($58.05).

(3)	Represents the maximum number of shares of common stock that an officer would receive under the performance share units granted in 2007. Final payouts under these performance share units will not be known until the performance period is completed at December 31, 2009. Therefore, it is possible that no shares of common stock will be paid out under these performance share units. The market value of these performance share units is based on the closing price of Baxter common stock on December 31, 2007 ($58.05). For more information on how payouts under the performance share units are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Our Peers” on page 13 of this Proxy Statement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value	Acquired	Value
	on Exercise	Realized on	on Vesting	Realized on
Name	(#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Mr. Parkinson	—	—	46,312	$2,349,871
Mr. Davis	20,000	$537,722	5,099	270,198
Ms. Amundson	—	—	21,000	1,075,620
Mr. Gatling	61,876	2,062,603	7,687	390,038
Mr. Greisch	—	—	21,750	1,124,775

(1)	Represents the aggregate dollar amount realized upon the exercise of stock options.

(2)	Represents the market value of the restricted stock units or restricted stock, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on such vesting date.

Pension Benefits

		Number	Present
		of Years	Value of
		Credited	Accumulated
	Plan Name	Service (#)	Benefit ($)(1)

Mr. Parkinson	Employment Agreement	5	$2,359,146	(2)
	Pension Plan	3	64,755
	Supplemental Pension Plan	3	984,611
Mr. Davis	Pension Plan	2	21,858
	Supplemental Pension Plan	2	47,601
Ms. Amundson	Pension Plan	2	36,456
	Supplemental Pension Plan	2	161,615
Mr. Gatling	Pension Plan	31	1,243,205
	Supplemental Pension Plan	31	2,091,401
Mr. Greisch	Pension Plan	5	81,381
	Supplemental Pension Plan	5	315,675

(1)	The amounts in this column have been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2007; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date. The present value of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value

Discount Rate	6.35%
Postretirement Mortality	Retirement Plan 2000, projected to 2015
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of three years of service

Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 9 of our Consolidated Financial Statements for the year ended December 31, 2007 for more information on those assumptions.

(2)	As of April 2007, Mr. Parkinson had been employed at Baxter for three years. As a result, under the terms of his employment agreement he received an additional two years of service under the supplemental pension plan. The present value of accumulated benefits for Mr. Parkinson reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2007. For more information about the additional benefits and Mr. Parkinson’s employment agreement, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retirement and Other Benefits” and “Employment Agreement with Chairman and Chief Executive Officer” on pages 18 and 23 of this Proxy Statement.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended, that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Internal Revenue Code of 1986, as amended. Benefits under the supplemental pension plan will be paid at the same time and in the same form as benefits under the pension plan for participants whose pension commences by December 31, 2008. Effective January 1, 2009, new tax regulations will require that the supplemental plan be amended to provide a time and form of payment that is independent of the pension plan. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan, such as those paid under Mr. Parkinson’s employment agreement.

Participation in the pension and supplemental pension plans was frozen as of December 31, 2006. Any employees hired or rehired after that date will not be eligible to participate in the pension plan or supplemental pension plan, but instead will receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) profit sharing plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional employer contribution.

Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	at Last
	Last FY	Last FY	in Last FY	FYE
Name	($)(1)	($)(2)	($)(3)	($)

Mr. Parkinson	—	—	$111,106	$2,307,902
Mr. Davis	$233,600	$22,856	8,110	402,420
Ms. Amundson	553,044	29,711	56,903	1,315,857
Mr. Gatling	78,093	15,596	27,851	615,417
Mr. Greisch	213,935	37,081	54,261	1,219,476

(1)	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20 of this Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 20 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) profit sharing plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any cash bonus. Participants in the deferred compensation plan may select a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) profit sharing plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan dollar-for-dollar up to 3% of a participant’s eligible compensation. In 2008, the maximum match will increase to 3.5% of eligible compensation in conjunction with a change in the maximum matching contribution under Baxter’s tax qualified 401(k) profit sharing plan. In addition, a participant who either was hired after December 31, 2006, or who elected not to continue to accrue benefits in the pension plan, will receive a company contribution equal to 3% of his eligible compensation in excess of the compensation that is recognized in the tax qualified 401(k) profit sharing plan. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under Baxter’s tax-qualified section 401(k) profit sharing plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “key employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a key employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination Following A Change-in-Control

Our Chairman and Chief Executive Officer

Mr. Parkinson’s employment agreement provides for certain payments in the event of Mr. Parkinson’s death, permanent disability, termination without cause or due to constructive discharge, or termination following a change in control or non-renewal of his agreement. The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under each of these circumstances assuming such termination occurred on December 31, 2007.

			Termination without
			Cause or due to
			Constructive
			Discharge, Change
			in Control or
			Non-renewal of
	Death	Disability	Agreement

Base Salary(1)	—	$654,000	—
Bonus Payment(2)	$1,765,800	1,765,800	$1,765,800
Severance Payments(3)	N/A	N/A	6,147,600
Accelerated Vesting of Equity Awards(4)	41,238,305	41,238,305	41,238,305
Accrued Vacation Pay(5)	—	—	—
COBRA Coverage(6)	6,600	3,500	3,300

Total	$43,010,705	$43,661,605	$49,155,005

(1)	All salary prior to the termination would have been paid as the assumed termination date is December 31, 2007. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan.

(2)	Represents the 2007 cash bonus target as Mr. Parkinson would be entitled to an annual bonus payment for the performance period in which the termination occurs.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2007 and his 2007 cash bonus target. This amount would be paid during the two-year period commencing on the termination date and would cease if Mr. Parkinson violated certain of his post-termination obligations including the non-compete and non-solicit obligations discussed above under “Employment Agreement with Chairman and Chief Executive Officer.”

(4)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2007 ($58.05). Mr. Parkinson’s stock options would remain exercisable for the lesser of five years or the number of days that he was employed prior to his termination (subject to the original expiration date of the option). The accelerated vesting of performance share units would occur as a result of the terms of the equity compensation program governing these awards rather than the terms of the employment agreement.

(5)	All vacation accrued at December 31, 2007 but not used would be forfeited.

(6)	Represents 18 months (or 36 months under death) of COBRA coverage for himself and his family.

In addition to the payments and obligations included in the table above, upon his termination for any reason, Mr. Parkinson would be entitled to any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements generally available to all salaried employees, and any vested pension benefit earned upon his termination for any reason.

Other Named Executive Officers

In December 2006, each of the named executive officers (other than Mr. Parkinson) entered into a severance agreement with the company that provides for certain payments in the event Baxter undergoes a change of control and the officer is involuntarily terminated by the company or voluntarily terminates his or her employment with the company for good reason — that is, subject to a “double trigger”. These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus (reported as severance payments in the table below);

•	a prorated bonus payment;

•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;

•	two years of continued health and welfare benefit coverage;

•	two years of additional age and service credit for retiree health and welfare benefit purposes; and

•	outplacement expense reimbursement in an amount not exceeding $50,000.

The severance agreements also provide that if the total payments or benefits to which a named executive officer is entitled in connection with a change of control (including amounts paid under the severance agreements or any other such plan, arrangement or agreement with the company such as other equity compensation programs) exceed 110% of the largest amount that would result in no portion of the total payments being subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, the company will gross-up the severance payments to the officer to cover such excise tax. These amounts are reported in the “Tax Gross-Up” line of the table below.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson) assuming that a change in control of the company has occurred and as a result the named executive officer either is terminated or terminates his or her employment for good reason on December 31, 2007. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Davis	Ms. Amundson	Mr. Gatling	Mr. Greisch

Severance Payments	$1,984,000	$1,946,000	$1,330,000	$2,258,000
Prorated Bonus Payments(1)	421,000	447,000	285,000	535,000
Additional Payments Related to Retirement and Savings Plans	243,800	436,200	332,800	248,700
Health and Welfare Benefit Coverage	42,100	26,800	25,600	44,100
Accelerated Vesting of Equity Awards(2)	4,948,400	11,753,500	5,923,900	12,366,500
Tax Gross-Up(3)	2,202,100	2,577,500	1,466,700	2,866,000
Outplacement Expenses	50,000	50,000	50,000	50,000

Total	$9,891,400	$17,237,000	$9,414,000	$18,368,300

(1)	Represents full 2007 bonus target as the officer would be entitled to an annual bonus payment for the performance period in which the termination occurs.

(2)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2007 ($58.05). These amounts are included as the equity compensation programs governing these awards provide that these awards would accelerate upon an officer’s termination following a change of control.

(3)	The tax-gross up payment was calculated taking into account all payments and benefits payable to the named executive officers under the severance agreements as well as the amounts payable to the named executive officers due to the accelerated vesting of equity under Baxter’s equity compensation programs.

In consideration for the benefits received under the severance agreements, each named executive officer has agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. A condition for receiving any severance payments under the agreement is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and restricted stock units.

Cash Compensation

Each non-employee director is paid a $50,000 annual cash retainer (increased to $60,000 effective January 1, 2008) and a $1,500 fee for each Board and each committee meeting attended. Each non-employee director who acts as the chair of any committee meeting is paid an additional $1,500 for each meeting chaired by him or her. The lead director is paid an additional annual cash retainer of $25,000 (increased to $30,000 effective as of January 1, 2008). Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select sub-set of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) profit sharing plan.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of shareholders. Under Baxter’s director compensation plan, the annual stock option grant value to each non-employee director is $60,000 on the grant date, based on a Black-Scholes valuation of Baxter’s options as of that date. The stock options become exercisable on the date of the next annual meeting of shareholders, and may become exercisable earlier in the event of the death, disability, or a change in control of Baxter.

Restricted Stock Units

Each non-employee director also receives an annual grant of restricted stock units on the date of the annual meeting of shareholders. The number of restricted stock units equals the quotient of $60,000 divided by the closing sale price for a share of Baxter common stock on the date of the annual meeting. Directors have the option of deferring the receipt of the shares of stock underlying such restricted stock units until the earlier of three years from the grant date or termination from service as a director. The restricted stock units vest on the date of the next annual meeting of shareholders and may vest earlier in the event of the death, disability, or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the restricted stock units and such dividends equivalents are reinvested in additional restricted stock units. Directors have no other rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting.

Director Compensation Table

The following table provides information on 2007 compensation for non-employee directors who served during 2007.

	Fees Earned or	Stock	Options	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Walter E. Boomer	$81,500	$59,926	$61,638	$1,531	$204,595
Blake E. Devitt	93,500	59,926	61,638	1,498	216,562
John D. Forsyth	81,500	59,926	61,638	1,531	204,595
Gail D. Fosler	80,000	59,926	61,638	1,531	203,095
James R. Gavin, M.D., Ph.D.	77,000	59,926	61,638	1,531	200,095
Peter S. Hellman	92,000	59,926	61,638	1,498	215,062
Wayne T. Hockmeyer, Ph.D.(5)	22,083	22,509	20,563	—	65,155
Joseph B. Martin, M.D., Ph.D.	74,000	59,926	61,638	1,531	197,095
Carole J. Shapazian	75,500	59,926	61,638	1,531	198,595
Thomas T. Stallkamp	118,500	59,926	61,638	1,498	241,562
K.J. Storm	93,500	59,926	61,638	1,531	216,595
Albert P.L. Stroucken	92,000	59,926	61,638	1,531	215,095

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The amounts shown in this column are valued based on the compensation cost recognized by the company under FAS 123-R in 2007. The grant date fair value of the restricted stock units granted to each of the directors in 2007 under FAS 123-R was $59,913, except for the units granted to Dr. Hockmeyer which had a grant date fair value of $33,764. As of December 31, 2007, each director had 1,050 unvested restricted stock units, except for Dr. Hockmeyer who had 610 unvested restricted stock units.

(3)	The amounts shown in this column are valued based on the compensation cost recognized by the company in 2007 under FAS 123-R. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 (our Annual Report) for a discussion of the relevant assumptions used in calculating the compensation cost under FAS 123-R. The grant date fair value of the stock options awards granted to each of the directors in 2007 under FAS 123-R was $59,761, except for the options granted to Dr. Hockmeyer, which had a grant date fair value of $30,844. As of December 31, 2007, each director had the following number of options outstanding: Mr. Boomer (95,858); Mr. Devitt (14,770); Mr. Forsyth (26,380); Ms. Fosler (56,810); Dr. Gavin (33,060); Mr. Hellman (14,770); Dr. Hockmeyer (2,500); Dr. Martin (48,060); Ms. Shapazian (24,710); Mr. Stallkamp (63,130); Mr. Storm (30,560); and Mr. Stroucken (18,610).

(4)	Amounts in this column include dividends paid on the restricted stock and restricted stock units held by each non-employee director during 2007 and life insurance premiums for the period of January 1, 2007 to March 30, 2007 for each of the directors who elected to receive coverage. Effective as of April 1, 2007, directors were no longer eligible for life insurance benefits from the company.

(5)	Dr. Hockmeyer was appointed to serve as a director effective as of September 2007. Accordingly, his cash and equity compensation was prorated to reflect his 2007 period of service.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Proxy Statement for the 2008 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee
John D. Forsyth (Chair)
Walter E. Boomer
Carole J. Shapazian
Thomas T. Stallkamp

Security Ownership by Directors and Executive Officers

The following table sets forth information as of January 31, 2008 regarding beneficial ownership of Baxter common stock by executive officers, directors and director nominees.

	Shares of	Shares Under
Name of Beneficial Owner	Common Stock(1)	Exercisable Options(2)

Non-employee Directors:
Walter E. Boomer	20,041	91,578
Blake E. Devitt	6,230	10,490
John D. Forsyth	10,109	22,100
Gail D. Fosler	10,128	52,530
James R. Gavin III, M.D., Ph.D.	9,128	28,780
Peter S. Hellman(3)	5,202	10,490
Wayne T. Hockmeyer, Ph.D.	612	—
Joseph B. Martin, M.D., Ph.D.(4)	8,948	43,780
Carole J. Shapazian(4)	7,180	20,430
Thomas T. Stallkamp	19,004	58,850
K. J. Storm	8,098	26,280
Albert P.L. Stroucken	5,539	14,330
Named Executive Officers:
Mr. Parkinson	204,535	1,528,750
Mr. Davis	19,786	50,600
Ms. Amundson	64,654	265,600
Mr. Gatling	150,747	523,260
Mr. Greisch	76,411	346,550
All directors and executive officers as a group (25 persons)(3) — (5)	848,980	3,963,088

(1)	Includes shares over which the person currently holds voting and/or investment power. None of the holdings represents holdings of more than 1% of outstanding common stock.

(2)	Amount of shares includes options that are exercisable on January 31, 2008 and options which become exercisable within 60 days thereafter.

(3)	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.

(4)	Includes shares not held directly by the named individual but in a family trust or custodial account as to which the named individual is a trustee, co-trustee or custodian as follows: Dr. Martin (7,888 shares) and Ms. Shapazian (6,120 shares).

(5)	Includes 8,932 shares beneficially owned as of January 31, 2008 by all executive officers as a group in Baxter’s qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners

As of February 15, 2008, the following entity was the only person known to Baxter to be the beneficial owner of more than five percent of Baxter common stock:

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

Barclay’s Global Investors, NA(1) 45 Fremont Street San Francisco, California 94105	42,661,732	6.73%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. The Schedule 13G reports sole power to vote or direct the voting of 36,784,873 shares and sole power to dispose or direct the disposition of 42,661,732 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that all persons filed the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis during or with respect to 2007.

Certain Relationships and Related Transactions

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if the Committee determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2007;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended;

3.	The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed PwC’s independence from Baxter and management with representatives of PwC; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee
Thomas T. Stallkamp (Chair)
Blake E. Devitt
Peter S. Hellman
K. J. Storm
Albert P.L. Stroucken

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by PwC during these periods.

	2007	2006
	(Dollars in thousands)

Audit Fees	$10,274	$10,676
Audit-Related Fees	1,790	1,796
Tax Fees	1,028	943
All Other Fees	270	223

Total	$13,362	$13,638

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. Excluding the impact of foreign exchange, the 2007 Audit Fees decreased by 8.3% versus 2006.

Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations and reviews, due diligence services and other assurance services. Audit-Related Fees in 2007 and 2006 also include carve-out audits of the Transfusion Therapies business.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $738 in 2007 and $807 in 2006 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $290 in 2007 and $136 in 2006 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC, including software license fees for certain accounting and audit-related software.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and forensic services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2007 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2008. The Audit Committee requests that the shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2007. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2009 and future years.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The persons named as proxies intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm, except to the extent a shareholder votes against or abstains from voting on this proposal.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2008.

Other Information

Attending the Annual Meeting

The 2008 Annual Meeting of Shareholders will take place at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois on Tuesday, May 6, 2008 at 10:30 a.m., Central Time. Directions to the 2008 Annual Meeting are included on the back cover of this Proxy Statement. If you have other questions about attending the Annual Meeting, please contact the Center for One Baxter at 847-948-4770.

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card or by following the instructions provided when you vote by Internet or telephone. Shareholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered shareholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Shareholder Proposals for the 2009 Annual Meeting

Any shareholder who intends to present a proposal at Baxter’s annual meeting to be held in 2009, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 18, 2008 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an annual meeting of shareholders to submit their proposal to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year’s annual meeting.

To be eligible for consideration at the 2009 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 5 and March 7, 2009. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

Directions to 2008 Annual Meeting of Shareholders
Chicago Cultural Center
78 East Washington Street
Chicago, Illinois
312-744-6630

From North	From South
• Take Edens (I-94) and/or Kennedy Expressway (I-90, I-94) to Loop	• Take Dan Ryan Expressway (I-90, I-94) to Lake Shore Drive (41) North
• Exit Washington eastbound	• Travel north to Randolph Street
• Travel east on Washington Street	• Turn left on Randolph Street
• An entrance to the Cultural Center will be on your left after you pass Wabash Avenue	• An entrance to the Cultural Center will be on your left before Wabash Avenue

From Indiana	From West
• Take Indiana toll road (I-90) to Chicago Skyway to Dan Ryan Expressway (I-90, I-94) to Washington eastbound.	• Take Eisenhower Expressway (I-290) east (which becomes Congress Parkway) • Continue east on Congress Parkway to Michigan
• Travel east on Washington Street	Avenue and then turn north (left) to Randolph
• An entrance to the Cultural Center will be on	Street
your left after you pass Wabash Avenue	• Turn left on Randolph Street
• An entrance to the Cultural Center will be on your left before Wabash Avenue

The Chicago Cultural Center is located in downtown Chicago. You may enter the Chicago Cultural Center at either 78 East Washington Street or 77 East Randolph Street.

Parking

Validated parking will be available at the Imperial Parking Garage located across the street from the Cultural Center at 60 East Randolph Street between Wabash Avenue and Michigan Avenue. Once in the garage, signs will be displayed directing you to the Chicago Cultural Center.

Please remember to bring your parking ticket to the meeting registration desk where it can be exchanged for a validated parking ticket.

BAXTER INTERNATIONAL INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information through 11:59 P.M. Eastern Time on May 5, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Baxter International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions through 11:59 P.M. Eastern Time on May 5, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Baxter international Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BAXTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAXTER INTERNATIONAL INC.

Vote on Directors
Directors recommend a vote FOR the Nominees:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Wayne T. Hockmeyer, Ph.D.	☐	☐	☐

	1b. Joseph B. Martin, M.D., Ph.D.	☐	☐	☐

	1c. Robert L. Parkinson, Jr.	☐	☐	☐

	1d. Thomas T. Stallkamp	☐	☐	☐

	1e. Albert P.L. Stroucken	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Vote on Proposal
Directors recommend a vote FOR proposal 2:

		For	Against	Abstain

2.	Ratification of independent registered public accounting firm	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

     BAXTER INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders to be held on May 6, 2008
This Proxy is Solicited on Behalf of the Board of Directors of Baxter International Inc.
The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Shareholders to be held on May 6, 2008, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the five directors; for the ratification of the independent public accounting firm; and at their discretion on any other matter that may properly come before the meeting.
This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan.
If no directions are given, this proxy will be voted FOR the election of directors and FOR Proposal 2.

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